KEYPORT LIFE INSURANCE COMPANY
Home Office:	235 Promenade Street
Providence, RI 02908

Administrative	99 High Street
Office:	Boston, MA 02110

CHANGE OF NAME ENDORSEMENT

The Company is issuing this endorsement to be attached to a policy or contract previously issued by Keystone Provident Life Insurance Company. The effective date of this endorsement is January 1, 1991, which is the date the Company changed its corporate name from Keystone Provident Life Insurance Company to Keyport Life Insurance Company.

Whenever the name Keystone Provident Life Insurance Company appears in the policy or contract, the name Keyport Life Insurance Company is hereby substituted.

Signed for the Company:	/s/ James J. Klopper
Secretary

END.A/L(49)